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                 CAPITAL COMMUNICATIONS CDPQ INC. ("CDPQ") AND
                            VPC CORPORATION ("VPC")
         (CDPQ AND VPC COLLECTIVELY REFERRED TO AS THE "SHAREHOLDERS")
                    IN RELATION TO THEIR SHARE OWNERSHIP IN
                             OPTEL, INC. ("OPTEL")

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                                   TERM SHEET

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A. Articles
   --------

1. VPC and Le Groupe Videotron Ltee (*Le Groupe Videotron*) shall use their reasonable best efforts to cause OpTel to modify its charter prior to CDPQ acquiring any shares of OpTel from Vanguard and VPC undertakes to vote in favor of such modifications:

     (a) so as to provide holders of Class B Common Stock with pre-emptive rights. Any shares to be issued by OpTel (except if made under a stock option plan for directors, officers and employees of OpTel or under VPC convertible notes) shall be first offered by OpTel to VPC and CDPQ in proportion to the number of shares held by them, on a fully diluted basis; and

     (b) so that any restrictions relating to the voting rights attached to the Class B Common Stock in the event of the acquisition and resale of such shares be removed from the Charter;

2. In the event that in the course of a public offering of equity securities of OpTel, strategic investment in OpTel, amalgamation or merger VPC determines that it would be preferable that the shares held by it in OpTel cease to carry multiple voting rights, CDPQ shall collaborate and participate in any modification requested by VPC as long as CDPQ and VPC are treated in the same manner.

3. In the event that in the course of a public offering of equity securities of OpTel, strategic investment in OpTel, amalgamation or merger VPC determines that it would be preferable that OpTel modify its charter in order to cease providing the holders of Class B Common Stock with pre-emptive rights, CDPQ shall collaborate and participate in any modification requested by VPC as long as CDPQ and VPC are treated in the same manner.

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4.   CDPQ acknowledges that OpTel has given a mandate to a broker in order to provide OpTel with a stategic investor, which shall not be an affiliate of VPC, which may subscribe for OpTel's stock and, subject to (i) Section B(10) hereof; (ii) the fact that the subscription price payable by such strategic investor shall not be less then the price per share (US$82.18) paid by CDPQ for the acquisition of OpTel's shares from Vanguard (the "CDPQ Price"); and (iii) VPC's election not to exercise its pre-emptive rights available by reason of such shares issuance by OpTel, CDPQ agrees that it will not exercise its pre-emptive rights available by reason of such shares issuance by OpTel.

5. CDPQ agrees that VPC may, at any time on or after September 1, 1997 but before September 30, 1997, convert such portion of its convertible notes including interest theron in OpTel necessary to provide VPC with 80% of the voting rights in OpTel, at a price per share equal to the CDPQ Price in order to provide VPC the option to consider OpTel on a tax consolidated basis with its own operation. In the event VPC makes use of OpTel's tax losses and credits and carry-overs and carry-backs of tax losses and credits (collectively "tax Items") for any fiscal year subsequent to August 31, 1997, VPC hereby undertakes to fully compensate OpTel, at the end of each fiscal year (commencing August 31, 1998) at the net present value (as provided in the example in Schedule C hereto) of the Tax Items for any Tax Items OpTel would have benefited from had the conversion not taken place, less interest amounts on the portion of the convertible notes converted and which would have accrued on such notes until, the earlier of, their maturity had the conversion not taken place or the conversion date of all other outstanding convertible notes.

B.   Shareholders' Agreement
     -----------------------

     The Shareholders' Agreement among VPC and CDPQ relating to OpTel shall be designed primarily to protect the rights of the Shareholders and to provide liquidity. To this effect, the Shareholders' Agreement will include provisions relating to:

1. Reciprocal rights of first offer to be exercised within a period of 30 days; if such right of first offer is not exercised during said period of thirty days the vendor shall have a period of 120 days to seek and accept another offer and shall have the right to sell its shares to a third party at the same price as offered to the other Shareholder (less 10% or at a higher price) but subject to the same terms and conditions; failing such disposition within the period for 120 days allotted the vendor shall not so dispose of his shares without re-offering them to the other Shareholder; in the event OpTel becomes public, and its shares are listed on a recognized Stock Exchange (which shall include NASDAQ) (a "Stock Exchange") each of VPC and CDPQ shall lose the benefit of this provision;

2. As long as CDPQ is a holder of at least 5% of the voting rights in OpTel, CDPQ shall have the right to designate a number of directors on the Board of Directors of OpTel or any subsidiary and any committee thereof which shall be proportional to its voting interest in OpTel, calculated on a fully diluted basis, with a minimum of one representative as long as it is a holder of at least such above percentage. Each Shareholder of OpTel shall agree to vote its shares in order to elect on the Board of Directors of OpTel and any committee

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     thereof the members designated by CDPQ and VPC as mentioned herein above and cause OpTel to elect on the Board of Directors of any subsidiary and any committee thereof the members designated by CDPQ and VPC. Such right to nominate a Board representative under paragraph 2 shall not be in addition to the right provided for in the Consolidated Agreement among Caisse de depot et placement du Quebec, Andre Chagnon and Sojecci dated as of May 10, 1995 (the "Consolidated Agreement").

3. Acts and decisions concerning the conduct of the business and internal affairs of OpTel relating to the matters mentioned in Schedule A hereto shall not be undertaken or decided, as the case may be, unless the subject to be dealt with was specifically mentioned and described in a notice previously sent to CDPQ, and only to the extent that such matter is approved by CDPQ in writing. To the exception of the US $10,000,000 and US $40,000,000 limitations in Schedule A (subject to paragraph (c) thereof) no provision of Shedule A shall be construed to impose a limitation upon OpTel which is not already covered by the Indenture (to the exception of paragraphs (a) and (b) in Schedule A). In the event OpTel becomes public, and its shares are listed on a Stock Exchange, CDPQ shall lose the benefit of said provision. The right contained in this paragraph, insofar and solely as OpTel and its subsidiaries are concerned, amends and supersedes
     Section 3 contained in the Consolidated Agreement.

4. (a) Prior to an Initial Public Offering of voting and equity shares of OpTel whereby such shares would be listed upon a Stock Exchange (an "IPO"), if VPC elects to sell all of its shares and its Covertible Notes, which taken together or seperately represent a controlling interest in OpTel, for cash or readily marketable securities (on the condition that such securities are listed on a recognized Stock Exchange and issued by a corporation with a market capitalization of at least U.S. $1 billion and that such securities which would be issued to CDPQ were it to join in the sale represent 5% or less of the float of such cororation), VPC may require CDPQ to join in such sale in the same proportion that the number of shares held by CDPQ bears to the total number of OpTel shares then owned by VPC and CDPQ, calculated on a fully-diluted basis, and otherwise at the same price per share and on the same terms and conditions, provided that in order for this provision to apply, CDPQ must receive an amount at least equal to the aggregate price it paid to Vanguard for the OpTel shares it acquired from Vanguard.

     (b) If VPC elects to sell 10% or more of the OpTel shares owned by it and/or its Convertible Notes (representing in the aggregate at least 10% of OpTel's shares), otherwise than in a public offering, CDPQ shall have the right to join in such sale in the same proportion that the number of shares held by CDPQ bears to the total number of shares then owned by VPC and CDPQ, calculated on a fully-diluted basis, and otherwise at the same price per share and on the same terms and conditions.

     (c) Without limiting the rights of CDPQ under Sections 4(a) and 4(b) above, if VPC elects to sell 50% or more of the OpTel shares owned by it and/or its Convertible Notes (representing in the aggregate at least 10% of OpTel's shares) otherwise than in a public offering, CDPQ shall have the right to join in such sale to the extent of all of the shares then owned by it, calculated on a fully-diluted basis, at the same price per share and on the same terms and conditions.

     (d) If prior to the IPO VPC shall cease to be an affiliate of Le Groupe Videotron, then CDPQ shall have the option for a period of 15 days after such change in control to sell all or any part of its OpTel shares to the person then controlling VPC, at a price and on terms no less favourable to CDPQ than those enjoyed by VPC in the transaction that resulted in the change of control, adjusted as if the transaction would have been made at the level of OpTel, (for greater certainty including any control premiums) said adjustment to be determined independently by two investment banks chosen by each of Le Groupe Videotron and CDPQ respectively in a manner similar to the method provided in Section 5 hereinafter.

5. VPC shall enter into an agreement (the "Agreement") (the obligations to be set out therein to be guaranteed solidarily by Le Groupe Videotron) (which may form part of the Shareholders' Agreement) which shall provide that if upon the fifth anniversary of the transaction among Vanguard and CDPQ the shares of OpTel are not registered under the Securities Act of 1933, as amended, and that if no reputable underwriter has undertaken to underwrite a registered offering of the shares of OpTel, CDPQ shall have the right to sell all of its shares in OpTel to VPC at fair market value as determined independently by two investment banks chosen by each of VPC and CDPQ, respectively. Said Agreement will provide for an evaluation method whereby should there be a discrepancy between the reports of the two investment banks of 20% or less, the fair market value will be the average of the two and should the discrepancy be more than 20%, the two investment banks shall appoint a third, who shall be instructed to select within 30 days of its engagement, one of the two fair market values previously determined by the two originally seleced investment banks (without modification). The fair market value selected by such third reputable investment bank shall be final. The expenses of all reputable investments banks performing duties hereunder shall be borne equally by VPC and CDPQ. VPC shall have the option to pay for the transaction with cash or with Le Groupe Videotron freely tradeable shares duly listed on the Toronto Stock Exchange and/or Montreal Exchange (or any other Exchange acceptable to CDPQ) at a price per share equal to the weighted average closing market price on such Exchange for the last twenty (20) days in respect of which trading was done for a total amount equal to the purchase price. CDPQ will receive the demand and piggy-back registration rights more fully described in Schedule B hereto. In the event OpTel becomes a public company, CDPQ may participate in such public offering to the extent VPC is offered the opportunity to participate in such public offering; in the event that VPC wishes to participate, both of them shall participate on the same basis (share for share).

6. Arbitration of disputes which may arise in connection with the Shareholders' Agreement, upon terms and conditions to be agreed upon among the Shareholders.

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7.   VPC and Le Groupe Videotron shall use their reasonable best efforts to cause OpTel to meet the following ongoing reporting requirements up and until OpTel proceeds with an IPO:

     (a) OpTel will submit its audited consolidated financial statements, and/or the individual audited, financial statements of each of its subsidiaries (to the extent subsidiary financials are prepared and/or audited in the normal course) within one hundred and twenty (120) days following the end of each fiscal year.

     (b) OpTel will submit its consolidated quarterly financial statements, including a balance sheet and statement of changes in financial position, and (to the extent they are regularly prepared) the individual quarterly financial statement of each of its subsidiaries, within forty-five (45) days following the end of each quarter.

     (c) The Board of Directors of OpTel shall meet at least quarterly.

     (d) VPC and Le Groupe Videotron shall use their reasonable best efforts to cause OpTel to provide CDPQ with a copy of any document sent (i) to any member of the Board of Directors, in their capacity as director, and
         (ii) to any member of a Committee of the Board of Directors, in their capacity as member of a committee.

8. VPC and Le Groupe Videotron covenant that they will use their reasonable best efforts to cause OpTel not to enter into any transactions with Affiliates that are "Affiliate Transactions" (as defined in the Indenture dated as of February 14, 1997 between OpTel and U.S. Trust Company of Texas, N.A., as Trustee and as Escrow Agent ("Indenture")) except in accordance with and as permitted by the Indenture.

9. VPC covenants that it will confer any rights or privileges upon CDPQ as are confirmed upon any new shareholder of OpTel if such rights or privileges (strictly in relation to the rights prescribed in sections B(1), B(4)(b) to B(4)(d) are more advantageous, (as determined by CDPQ at its sole discretion, acting reasonably), than those granted to CDPQ under such sections.

10. VPC shall represent and warrant that OpTel has no contractual restrictions to carry on its affairs and business other than what would be considered customary and in the ordinary course of business and under the Indenture and that it may freely engage in the business of acquiring, developing and operating cable television systems and telecommunications services in the United States. CDPQ acknowledges that an affiliate of VPC holds an interest in Wireless Holdings, Inc. and Videotron (Bay Area) Inc. and VPC holds an interest in County Cable Corp.

11. Prior to CDPQ acquiring any shares of OpTel Vanguard will renounce to its right to receive a management fee of US$ 350,000 annually; in relation to the management fee of US$ 350,000 paid to Le Groupe Videotron and/or VPC, the latters agree, effective upon the purchase by CDPQ of the Vanguard shares, that their right to receive the management fee

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     from OpTel shall terminate, Le Groupe Videotron and VPC shall provide a list of the services rendered by each of them to OpTel and its subsidiaries and the cost associated therewith which cost shall be fair and reasonable.

12. The Shareholders' Agreement will remain in full force until such time as CDPQ is no longer a Shareholder of OpTel.

13. This Term Sheet is an agreement in principle. It is executed in couterparts and such couterparts shall together constitute a single instrument. It is the intention of the parties that the terms hereof will be incorporated in formal documentation, with appropriate modification and detail, as promptly and as practicable after the date hereof. This Term Sheet will lapse if not replaced by a definite agreement within 60 days from the date hereof.

Signed as of this 13th day of May 1997.

CAPITAL COMMUNICATIONS CDPQ                       VPC CORPORATION
INC.


Per: _________________________                    Per: _________________________

Per: _________________________


LE GROUPE VIDEOTRON LTEE


Per: _________________________

Per: _________________________


OPTEL INC.                                        CAISSE DE DEPOT ET PLACEMENT
                                                  DU QUEBEC

Per: _________________________
                                                  Per: _________________________

                                                  Per: _________________________



OpTel has signed this Term Sheet only to affirm its concurrence with the provisions of Section A(1) and Schedule B and Caisse de Depot et Placement du Quebec only to affirm its concurrence with the provisions of Sections B(2) and B(3).

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                                   SCHEDULE A
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(a) Any modification, amendment or deletion to the articles (charter) or by-laws of OpTel or any direct or indirect subsidiary.

(b) Any subdivision, consolidation, conversion, reclassification or modification of any kind to the authorized or outstanding share capital of OpTel or any direct or indirect subsidiary thereof.

(c) Except for the contemplated acquisition of Phonoscope and other acquisitions which in the aggregate do not exceed US $25,000,000, the acquisition by OpTel or any subsidiary thereof of shares, partnership interests, titles or indebtedness or other securities of any partnership, company, corporation or all or substantially all of the assets thereof or of any business for a consideration in excess of U.S.$ 10,000,000 per transaction or in excess of U.S.$ 40,000,000 in the aggregate per fiscal year.

(d) Merge or amalgamate OpTel or any subsidiary thereof with any other person, company, corporation or partnership or otherwise associate itself or any subsidiary (if said association results in an acquisition or transfer or assets of causes important changes in the affaires of OpTel) with any other person, partnership, company or corporation if the result of such transaction is in excess of U.S.$ 10,000,000 or in excess of U.S.$ 40,000,000 in the aggregate in the same fiscal fiscal year.

(e) Dispose of or transfer any shares it may hold in the share capital of any other company or all or substantially all of the assets of OpTel or of any subsidiary thereof or of a business thereof if for a consideration in excess of U.S.$ 10,000,000 per transaction or in excess of U.S.$ 40,000,000 in the aggregate per fiscal year.

(f) Subject to the Indenture not being reimbursed, the concurrence by OpTel or a Restricted Subsidiary (as defined in the Indenture) of any indebtedness which is not permitted to be incurred under the Indenture as in effect on the date hereof.

(g) As soon as the Indenture is reimbursed, the grant by OpTel or any subsidiary thereof of loans (excluding loans made to their employees as authorized under the Indenture summarized in OpTel's Offering Memorandum dated February 7, 1997), guarantees, the guarantees, the guaranteeing of any debt or obligation of a third party, or any borrowing except for Permitted Indebtedness (as defined in the Indenture) if, in either case, after giving pro forma effect to such occurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness (as of the date of occurrence) to (y) Annualized Pro Forma Consolidated Operating Cash Flow (based upon the two most recent fiscal quarters for which consolidated financial statements of OpTel are available preceding the date of such occurrence) would be more than (i) 8.0 to 1.0 if such occurrence is prior to August 31, 2000 or (ii) 7.0 to 1.0 if such occurrence is on or after August 31, 2000 and prior to August 31, 2002 or (iii) 6.0 to 1.0 if such occurrence is on or after August 31, 2002.

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                                   SCHEDULE B
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                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------

1. Demand Rights
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   1.1 effective 9 months after the IPO Date

   1.2 applies to all Registrable Securities then owned by CDPQ

   1.3 a first demand right at the expense of OpTel and one subsequent demand right at the expense of CDPQ

   1.4 OpTel will pay all Registration Expenses, subject to 1.3

   1.5 selection of underwriters shall be by OpTel

   1.6 if a demand registration is made, VPC has option within ten (10) days of receipt of the said demand to buy shares from CDPQ at the average trading price within the five (5) trading days following the receipt of the said demand


2. Piggy-back Rights - have 3 times to exercise these rights provided
   -----------------
   registration becomes effective

   2.1 Post-IPO Offerings

       (a) OpTel must give CDPQ prompt written notice of OpTel's intention to register securities

       (b) exercise of right must be for at least 20% of Registrable Securities then owed by CDPQ

       (c) OpTel will pay all Registration Expenses

   2.2 IPO

       (a) if OpTel proposes an IPO, will give prompt written notice to CDPQ ("IPO Notice")

       (b) CDPQ shall be entitled to include Registrable Securities, to the extent, if any, that the investment banker for OpTel shall advise OpTel in writing that, in its opinion, the offering contemplated by OpTel would not be adversely affected

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           (as to price and quantity) by the inclusion of Registrable Securities
           (the quantity, if any, of Registrable Securities that may be included per underwriter, the "IPO Permitted Registrable Securities"). IPO Notice shall specify the quantity of IPO Permitted Registrable Securities, if then known.

       (c) exercise of right must be for at least 20% of Registrable Securities then owned by CDPQ (or # of IPO Permitted Registrable Securities, if less)

       (d) OpTel will pay all Registration Expenses

   2.3 Appointment in Incidental Registrations (piggy-back)

       (a) if a reduction in amount to be sold; OpTel includes all of its securities, and reduces Registrable Securities PRO RATA with ALL other holders who were going to sell (other than VPC) based on total amount of securities held by such persons.

       (b) Notwithstanding the foregoing, CDPQ shall have priority over OpTel with respect to the inclusion of Registrable Securities in the registration for purposes of the exercise of any "greenshoe" or over allotment option w/respect to the offering, but only to the extent, that Registrable Securities were excluded from the firm portion of the offering and, in the case of an IPO, such excluded Registrable Securities were IPO Permitted Registrable Securities.

Definition of "Registrable Securities" means the shares of Class A Stock issued or issuable upon conversion of the shares of Class B Stock delivered to CDPQ pursuant to the Purchase Agreement and any securities later acquired from OpTel by CDPQ

REGISTRATION EXPENSES - includes reasonable expenses of counsel selected by CDPQ to represent CDPQ's interest, but excludes underwriting discounts.

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                                   SCHEDULE C
                                   ----------